Exhibit 99.1

For Release at 8:00 AM EDT on Thursday, July 12, 2012

Gasco Energy Provides Second Quarter 2012 Operations Update

DENVER — (PR Newswire) — July 12, 2012 — Gasco Energy, Inc. (NYSE Amex: GSX) (“Gasco” or the “Company”) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and on its California projects in the San Joaquin Basin.

Riverbend Project Operations Update

Quarterly Production

Estimated cumulative net production for the quarter ended June 30, 2012 was 563.4 million cubic feet equivalent (MMcfe).  By commodity for Q2-12, Gasco reported net crude oil volumes of 4,781 barrels and net natural gas volumes of 534.7 MMcf.

During Q1-12, Gasco conveyed a 50% interest in certain of its Uinta Basin properties to its joint venture partner concurrent with the March 22, 2012 closing of the joint venture.  Q2-12 is the first full reporting period in which Gasco’s Uinta Basin net production reflects this conveyance under the terms of the Gasco-operated joint venture.  The Uinta Basin accounts for 100% of Gasco’s production.  By comparison, prior to the effect of the conveyance of the joint venture partner’s interest, Gasco would have produced 870.2 MMcfe for the second quarter 2012.

Gasco Energy Net Production Detail

	Three-months Ended			Six-months Ended
Period-over-Period Comparison	June 30, 2012*	Mar. 31, 2012	June 30, 2011	June 30, 2012*	June 30, 2011
Natural Gas / MMcf	535	832	1,031	1,338	1,944
Oil / Bbls	4,781	9,885	12,904	16,060	20,478
Natural Gas Equivalents / MMcfe	563	891	1,108	1,422	2,067

*Includes preliminary production estimates for Q2-12 and reflects Gasco’s 50% interest in its Uinta Basin joint venture effective as of 3/22/12.

Production Update

Gasco recently installed improved lifting equipment on each of the Green River wells that were drilled during the first half of 2012.  The Federal 34-19G-9-19 has averaged 32 gross barrels of oil per day (BOPD) over the past 31 days, as compared to average production of approximately 12 to 15 BOPD prior to installing the new equipment.  The Federal 23-30G-9-19 recently had the new equipment installed and is being brought back into production.  Gasco continues to work on its Green River wells in an effort to increase black wax production.

Second-Half 2012 Drilling Plans

As previously announced, Gasco plans to commence its Uinta Basin drilling and completions program during the third quarter of 2012.  The program contemplates a capital expenditure budget of approximately $3.6 million for the drilling and completion of six gross (1.0 net) new Green River Formation oil wells and six gross (2.0 net) new-drill natural gas wells.  A single recompletion (0.3 net) was included in the initial capital expenditure budget, however, additional Green River recompletions and workovers are now being considered for 2012.  All of the scheduled wells within the drilling program are in the permitting process.  While actual timing of the wells is dependent upon receipt of the approved permits, the Company believes it will have the necessary inventory of permits to complete the 2012 drilling program on schedule.

“Artificial gas lift can be effectively utilized for Green River oil production in the Uinta Basin,” said King Grant, Gasco’s President and CEO.  “Our Green River oil production, however, is shallower and did not best respond to gas lift.  The improved rates resulting from newly installed rod pumps in the place of artificial gas lift on the wells are encouraging.  We believe this is a cost-effective way to optimize production and we intend to use rod pumps in our new-drill Green River wells in an effort to attain higher estimated ultimate recoveries.”

California Projects Update

Willow Springs

As previously announced, the exploration well tested non-commercial rates of oil in the Phacoides Formation and the partners moved up the well bore to test additional potential pay horizons.  Two tests were made of the Monterey Shale in an off-structure position.  While both zones indicated decent quality reservoir characteristics, both zones encountered non-commercial rates of hydrocarbons.  Based upon all of the testing results, Gasco’s partner made the decision to plug and abandon the well.  While the Willow Springs well did not find commercial hydrocarbons, it did confirm Gasco’s structural geologic model, found oil within the Phacoides Formation and confirmed the existence of Monterey Shale reservoir.

Gasco’s partner has the option of spudding a second well within the Willow Springs acreage before March 2013.

Antelope Valley Trend

In order to complete the processing of the large Antelope Valley 3D seismic survey, Gasco’s partner has been granted a one-year extension in the spudding of the first test earning well at Gasco’s Antelope Valley Trend of prospects.  The first test well will spud before July 2013.  In exchange for the drilling extension, Gasco’s partner has also committed to spudding a well on the Southwest Cymric prospect prior to December 31, 2013.

Northwest McKittrick

Permit issuance continues to be delayed within the California Fish and Wildlife Department.  Gasco’s partner is waiting on final approval of a “takings” value for endangered species mitigation.  Upon approval, payment can be made to the Kern Water Bank and a permit to drill will be issued.  Gasco believes that the first earning well can be drilled this year.

Commenting on the Company’s California projects, Mr. Grant continued: “While not a producer, the Willow Springs exploratory well did yield important information for the partners.  Further analysis revealed that we came in on the flank of the structure and we believe that the oil is trapped up-dip in the structure which can be drilled at a later date pending further structural and reservoir analysis.  Importantly, the reservoir rock was good quality which is encouraging for further exploratory drilling in the area.  In addition, we believe that more detailed analysis of the Antelope Valley 3-D seismic data could yield additional drilling locations for further exploration on our lands, and we are pleased our partner is planning to drill a well on the Southwest Cymric prospect.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit Gasco’s website at www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meaning of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control), that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (1) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

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